UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 3, 2017
LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-52008	54-1560050
(Commission File No.)	(IRS Employer Identification No.)

301 First Street, SW, Suite 200
Roanoke, Virginia 24011
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code:  540-769-8400
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 3, 2017, the board of directors (the “Board”) of Luna Innovations Incorporated (the “Company”) appointed Warren B. Phelps, III and N. Leigh Anderson to serve as directors of the Company, effective upon the completion of the Company’s 2017 annual meeting of stockholders and, in the case of Mr. Phelps, contingent upon and subject to the election of Mr. Phelps as a Class II director by the Company’s stockholders at the Company’s 2017 annual meeting of stockholders. If elected by the Company’s stockholders, Mr. Phelps will serve as a Class II director whose term will expire at the Company’s 2020 annual meeting of stockholders.  Mr. Anderson will serve as a Class III director whose term will expire at the Company’s 2018 annual meeting of stockholders.

There is no arrangement or understanding between Messrs. Phelps or Anderson and any other person pursuant to which they were selected as directors of the Company, and there is no family relationship between Messrs. Phelps or Anderson and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Messrs. Phelps or Anderson requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Messrs. Phelps and Anderson is set forth below.
Warren B. Phelps, III, age 70, has served as Executive Chairman of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets, since January 2013. From 2009 until December 2012, Mr. Phelps served as the Chairman and Chief Executive Officer of Empower. Since 2007, Mr. Phelps has served as a director of U.S. Auto Parts Network, Inc., a public company. From 2000 until his retirement in 2006, Mr. Phelps served in several executive positions for Spirent plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation. Mr. Phelps current serves on the board of directors of a privately held company and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from The University of Rochester in Rochester, New York.
N. Leigh Anderson, age 67, currently serves as the Chief Executive Officer of SISCAPA Assay Technologies, a developer of diagnostic testing technology, which he co-founded in 2011, and has served as the Chief Executive Officer of the Plasma Proteome Institute, a non-profit biomedical scientific research institute in Washington, D.C., of which he is also a founder, since 2002. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a public biotechnology company. Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc., a publicly held medical diagnostics equipment manufacturer, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson previously served as a director of the Company from 2006 to 2011. Dr. Anderson earned a B.A. degree in physics from Yale University and a Ph.D. in molecular biology from Cambridge University.
In accordance with the Company’s amended and restated non-employee director compensation policy, upon their commencement of service as a director, Messrs. Phelps and Anderson will be granted restricted stock units with a value of $25,000. The restricted stock units will vest upon the Company’s 2018 annual meeting of stockholders, subject to each director’s continuous service through such vesting date.  Additionally, Messrs. Phelps and Anderson will be entitled to receive a $25,000 annual retainer, payable quarterly in advance, for their service as directors.  At each annual stockholder meeting following which Messrs. Phelps

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and Anderson continue service as a director, they will be entitled to receive additional restricted stock units with a value of $25,000, which will vest on the earlier of the one year anniversary of the date of grant or upon on the date of the next annual meeting of stockholders, subject to each director’s continuous service through such vesting date.  Messrs. Phelps and Anderson will also enter into the Company’s standard form of indemnification agreement in connection with their assumptions of office.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2017	LUNA INNOVATIONS INCORPORATED By: /s/ Scott A. Graeff Scott A. Graeff Chief Strategy Officer, Treasurer and Secretary

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